Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Cott Corporation (the “Company” or “Cott”) consists of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016. The following unaudited pro forma condensed combined financial information represents the pro forma impacts of multiple transactions, each of which is described in the following paragraphs.

The S&D Acquisition

On August 11, 2016, we completed the acquisition of S. & D. Coffee, Inc. (“S&D”), a premium coffee roaster and provider of customized coffee, tea, and extract solutions to the foodservice, convenience, gas, hospitality and office segments in the United States (the “S&D Acquisition”). The purchase price paid was $353.6 million. The S&D Acquisition was funded through a combination of incremental borrowings under the Company’s asset-based lending facility (“ABL facility”) and proceeds from the Company’s June 2016 public offering of our common shares.

The total consideration paid by Cott in the S&D Acquisition is summarized below:

(In millions of U.S. dollars)
Cash paid to sellers	$232.1
Cash paid on behalf of sellers for sellers’ transaction expenses	84.2
Cash paid to retire outstanding debt on behalf of sellers	37.8
Working capital settlement	(0.5)

Total consideration	$353.6

The Company incurred approximately $3.5 million of acquisition related costs in connection with the S&D Acquisition.

The Eden Acquisition

On August 2, 2016, we completed the acquisition of Hydra Dutch Holdings 1 B.V. (“Eden Holdings”), the indirect parent company of Eden Springs Europe B.V. (“Eden”), a leading provider of water and coffee solutions in Europe (the “Eden Acquisition”). The purchase price paid was €515.9 million (U.S. $576.3 million). The Eden Acquisition was ultimately funded through a combination of proceeds from the issuance of the €450 million (U.S. $474.1 million at the exchange rate in effect on December 31, 2016) of 5.50% senior notes due July 1, 2024 (“2024 Notes”) and and cash on hand.

The total consideration paid by Cott in the Eden Acquisition is summarized below:

(In millions of U.S. dollars)
Cash paid to sellers	$86.5
Cash paid on behalf of sellers to retire outstanding indebtedness	420.2
Cash paid to retire sellers financing payables, net	71.8
Working capital settlement	(2.2)

Total consideration	$576.3

The Company incurred approximately $13.5 million of acquisition costs in connection with the Eden Acquisition (which does not include financing fees related to the debt financing and other financing-related costs of approximately $14.8 million).

Basis for Pro Forma Information

The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2016 assumes that the S&D Acquisition and the Eden Acquisition were each consummated on January 3, 2016.

Cott’s historical financial data for the year ended December 31, 2016 is derived from Cott’s audited historical consolidated financial statements for the year ended December 31, 2016.

The historical financial data for S&D Holdings for the seven-month period ended August 10, 2016 are derived from its unaudited condensed consolidated interim financial statements for the thirty-two week reporting period ended August 10, 2016. Historically, S&D Holdings had a fiscal year which was comprised of thirteen four-week periods used for reporting purposes, resulting in the reporting period for the first seven months of 2016 ending on August 10, 2016. All references to August 10, 2016, reflect S&D Holdings’ unaudited condensed consolidated interim financial statements as of and for the seven-month period ended August 10, 2016.

The historical financial data for Eden Holdings and its subsidiaries for the seven months ended August 2, 2016 are derived from its unaudited condensed interim consolidated financial information for the seven months ended July 31, 2016. Cott assessed the need to make certain adjustments to Eden Holdings historical financial statements for the period from July 31, 2016 to August 2, 2016, the Eden Acquisition Date, and noted no significant adjustments were needed in the preparation of this unaudited pro forma condensed combined financial information. All references to August 2, 2016, reflect Eden Holdings’ unaudited condensed consolidated interim financial information for the seven months ended July 31, 2016.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the S&D Acquisition and the Eden Acquisition, (ii) factually supportable, and (iii) are expected to have a continuing impact on the operating results of the combined entities.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the audited consolidated financial statements of Cott as of and for the year ended December 31, 2016, included in Cott’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017;

•	the audited consolidated balance sheets of S&D Holdings as of December 30, 2015 and December 31, 2014, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the years ended December 30, 2015, December 31, 2014 and January 1, 2014, included in Exhibit 99.1 of Cott’s Form 8-K/A filed with the SEC on October 14, 2016;

•	the unaudited consolidated balance sheets of S&D Holdings as of June 15, 2016 and June 17, 2015, and the related interim consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the 24-week periods then ended, respectively, included in Exhibit 99.2 of Cott’s Form 8-K/A filed with the SEC on October 14, 2016;

•	the audited consolidated financial statements of Eden Holdings as of and for the years ended December 31, 2015 and 2014 and for the successor period from October 1, 2013 through December 31, 2013 and the audited combined financial statements for the predecessor period from January 1, 2013 through September 30, 2013 included in Exhibit 99.3 of Cott’s Form 8-K filed with the SEC on June 21, 2016; and

•	the unaudited consolidated balance sheets of Eden Holdings as of June 30, 2016, and the related interim consolidated statements of comprehensive loss for the six and three month periods that end on June 30, 2015 and June 30, 2016 and changes in shareholders’ deficit and cash flows for the six month periods that end on June 30, 2015 and June 30, 2016, respectively, included in Exhibit 99.3 of Cott’s Form 8-K/A filed with the SEC on October 14, 2016.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Cott treated as the accounting acquirer. The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for the fair values of acquired property, plant and equipment, customer relationships, and deferred taxes which are provisional pending validation and receipt of the final valuations for those assets. In addition, consideration for potential loss contingencies are still under review. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the S&D Acquisition and the Eden Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results of the combined entities. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined entities following the S&D Acquisition, the Eden Acquisition and the transactions related thereto. The unaudited pro forma condensed combined statements of operations are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined entities, or the impact of non-recurring items, including synergies, directly related to the S&D Acquisition and the Eden Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(U.S. dollars in millions, except per share amounts)

For the Year Ended December 31, 2016
	Historical
	For the Year Ended December 31, 2016	For the Seven Months Ended August 10, 2016	For the Seven Months Ended August 2, 2016	Reclassification Adjustments	Proforma Adjustments						For the Year Ended December 31, 2016
	Cott	S&D Holdings	Eden Holdings		Financing Adjustments			Acquisition Adjustments			Pro Forma Combined
			2(i)	2(a)
Revenue, net	$3,235.9	$330.2	$231.9	$—	$—			$—			$3,798.0
Cost of sales	2,161.7	238.9	74.7	—	—						2,475.3

Gross profit	1,074.2	91.3	157.2	—	—			—			1,322.7
Selling, general and administrative expenses	958.1	—	—	226.4	—			(8.7)	2	(l)	1,196.7
								9.5	2	(l)
								(0.1)	2	(d)
								2.7	2	(d)
								14.0	2	(e)
								(9.9)	2	(e)
								16.9	2	(m)
								(15.5)	2	(m)
								1.1	2	(f)
								1.2	2	(n)
								1.0	2	(g)
Service expenses	—	—	87.8	(87.8)	—			—			—
Sales and marketing expenses	—	—	22.3	(22.3)	—			—			—
Selling and sales support services	—	59.3	—	(59.3)	—			—			—
General and administration expenses	—	23.7	18.4	(42.1)	—			—			—
Amortization of customer portfolio and trademarks	—	—	7.4	(7.4)	—			—			—
Other operating income / (expenses)—net	—	—	10.0	(10.0)	—			—			—
Supplemental executive retirement expense	—	0.1	—	(0.1)	—			—			—
Loss on disposal of property, plant and equipment	6.1	—	—	(0.1)	—			—			6.0
Acquisition and integration expenses	27.8	—	—	2.6	—			(3.5)	2	(h)	13.4
								(13.5)	2	(o)

Operating income	82.2	8.2	11.3	0.1	—			4.8			106.6
Other (income) expense, net	3.9	(1.0)	—	6.2	—			—			9.1
Interest expense, net	124.2	0.7	—	43.8	(43.5)	2	(j)	—			142.6
					14.5	2	(j)
					(0.7)	2	(b)
					3.6	2	(b)
Financial income	—	—	(1.8)	1.8	—			—			—
Financial expenses	—	—	51.7	(51.7)	—			—			—

Income (loss) before income taxes	(45.9)	8.5	(38.6)	—	26.1			4.8			(45.1)
Income tax (benefit) expense	25.6	0.4	1.5	—	—	2	(k)	(0.7)	2	(p)	26.8
					—	2	(c)	—	2	(c)

Net income (loss)	(71.5)	8.1	(40.1)	—	26.1			5.5			(71.9)
Less: Net income attributable to non-controlling interest	6.3	0.4	—	—	—			(0.4)	2	(q)	6.3

Net income (loss) attributed to Cott Corporation	$(77.8)	$7.7	$(40.1)	$—	$26.1			$5.9			$(78.2)

Net income (loss) per common share
Basic	$(0.61)										$(0.58)	2	(r)
Diluted	$(0.61)										$(0.58)	2	(r)
Weighted average outstanding shares (in thousands)
Basic	128,290				7,545	2	(r)				135,835	2	(r)
Diluted	128,290				7,545	2	(r)				135,835	2	(r)

See accompanying notes to unaudited pro forma condensed combined financial information.

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to the S&D Acquisition and the Eden Acquisition, subject to the assumptions set out herein. The historical financial information of Cott and S&D Holdings are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial information of Eden Holdings is presented in accordance with the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Cott assessed the need to make certain adjustments to Eden Holdings historical financial statements prepared under IFRS to conform to Cott’s accounting framework and accounting policies under U.S. GAAP and noted no significant adjustments were needed in the preparation of this unaudited pro forma condensed combined financial information. Certain historical financial information of S&D Holdings and Eden Holdings have been reclassified to conform to the presentation of historical financial information of Cott.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 was prepared using Cott’s audited consolidated statement of operations for the year ended December 31, 2016, S&D Holdings’ unaudited condensed consolidated interim statement of income and comprehensive income for the thirty-two week period ended August 10, 2016, and Eden Holdings’ unaudited interim consolidated statement of income and comprehensive loss for the seven months ended July 31, 2016.

Cott’s historical financial information for the year ended December 31, 2016 is derived from the audited consolidated financial statements of Cott for the year ended December 31, 2016, included in Cott’s Annual Report on Form 10-K filed with the SEC on March 1, 2017.

The historical financial information for S&D Holdings for the thirty-two week period ended August 10, 2016 is derived from its unaudited condensed consolidated interim financial statements for the thirty-two week period ended August 10, 2016.

The historical financial information for Eden Holdings for the seven months ended August 2, 2016 is derived from its unaudited condensed consolidated financial statements for the seven months ended July 31, 2016.

A pro forma condensed combined balance sheet as of December 31, 2016 is not presented as both S&D and Eden are reflected in Cott’s most recent balance sheet filed on Form 10-K with the SEC on March 1, 2017. Note 2 to the audited consolidated financial statements of Cott as of for the year ended December 31, 2016 presents the details of the assets acquired and liabilities assumed at the dates of acquisition for both of the transactions.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the S&D Acquisition and the Eden Acquisition, (ii) factually supportable, and (iii) are expected to have a continuing impact on the operating results of the combined entities. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the S&D Acquisition and the Eden Acquisition and certain other adjustments. The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for the fair values of acquired property, plant and equipment, customer relationships, and deferred taxes which are provisional pending validation and receipt of the final valuations for those assets. In addition, consideration for potential loss contingencies are still under review. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

2. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Certain historical financial information of S&D Holdings and Eden Holdings has been reclassified to conform to the presentation of historical financial information of Cott. These reclassifications have no impact on net income (loss) and represent the following items:

	Eden Holdings						S&D Holdings		Total Reclassification Adjustments
For the Year Ended December 31, 2016	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)
	(U. S. dollars in millions)
Selling, general and administrative expenses	$143.3	$—	$—	$—	$—	$—	$83.1	$—	$226.4
Service expenses	(87.8)	—	—	—	—	—	—	—	(87.8)
Sales and marketing expenses	(22.3)	—	—	—	—	—	—	—	(22.3)
Sales and sales support services	—	—	—	—	—	—	(59.3)	—	(59.3)
General and administration expenses	(18.4)	—	—	—	—	—	(23.7)	—	(42.1)
Amortization of customer portfolio and trademarks	(7.4)	—	—	—	—	—	—	—	(7.4)
Other operating income / (expense)—net	(7.4)	(2.6)	—	—	—	—	—	—	(10.0)
Supplemental executive retirement expense	—	—	—	—	—	—	(0.1)	—	(0.1)
Loss (gain) on disposal of property, plant and equipment	—	0.4	—	—	—	—	—	(0.5)	(0.1)
Acquisition and integration expenses	—	2.2	—	—	—	—	—	0.4	2.6
Other (income) expense, net	—	—	6.0	0.1	—	—	—	0.1	6.2
Interest expense, net	—	—	—	—	30.2	13.6	—	—	43.8
Financial income	—	—	0.4	0.2	1.2	—	—	—	1.8
Financial expense	—	—	(6.4)	(0.3)	(31.4)	(13.6)	—	—	(51.7)

i.	Represents a reclassification of service expenses, sales and marketing expenses, general and administration expenses, amortization of customer portfolio and trademarks, and other operating income / (expense), net to selling, general and administrative expenses.
ii.	Represents a reclassification of other operating income / (expense), net to loss (gain) on disposal of property, plant and equipment and acquisition and integration expenses.
iii.	Represents a reclassification of foreign exchange gain (loss) from financial income and financial expense to other (income) expense, net.
iv.	Represents a reclassification of other (income), net expense from financial income and financial expense to other (income) expense, net.
v.	Represents a reclassification of interest income recorded in financial income and interest expense recorded in financial expense to interest expense, net.
vi.	Represents a reclassification of amortization of capitalized financial costs from financial expense to interest expense, net.
vii.	Represents a reclassification of sales and sales support services, general and administration expenses, and supplemental executive retirement expense to selling, general and administrative expenses.
viii.	Represents a reclassification of gain on disposal of property, plant and equipment, and acquisition and integration expenses from general and administrative expenses.

S&D Holdings

(b)	To reverse historical interest expense of S&D Holdings and record estimated interest expense and amortization of debt financing fees associated with borrowings on Cott’s ABL facility to fund the S&D Acquisition.

(U.S. dollars in millions)	For the Year Ended December 31, 2016
Reversal of S&D Holdings interest expense and amortization of capitalized debt financing fees	$(0.7)
Interest expense on new financing	3.6

Pro forma interest expense adjustment	$2.9

Such borrowings have the interest rate, maturity date and payment terms as indicated below.

	Interest Rate	Maturity	Payments
ABL facility	LIBOR plus 150 bps	2.25 years	Interest paid monthly when due and principal on maturity

As of December 31, 2016, the interest rate on the ABL facility was 2.22% based on the 1-Month LIBOR rate of 47 basis points plus a LIBOR spread of 175 basis points. A sensitivity analysis on interest expense for the year ended December 31, 2016 has been performed for the ABL facility to assess the effect that a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing. The following table shows the change in interest expense for the year ended December 31, 2016:

(U.S. dollars in millions) Interest expense assuming	For the Year Ended December 31, 2016
Increase of 0.125%	$0.3
Decrease of 0.125%	$(0.3)

(c)	Represents adjustment to income tax expense as a result of the tax impact on the S&D Holdings pro forma adjustments related to financing and acquisitions. Due to Cott’s recent cumulative losses, we have determined it is more likely than not that we will not realize the benefit of net operating loss carryforwards and other deferred assets in the U.S. and Canada. As of December 31, 2016, we had recorded valuation allowances in both the U.S. and Canada. Any tax benefit resulting from the pro forma financing and acquisition adjustments would increase the respective valuation allowances in the U.S. and Canada. Accordingly, no pro forma adjustment for an income tax benefit has been recorded.

(d)	Represents amortization expense related to the identifiable intangible assets, which are being amortized based upon the periods over which the economic benefits of the assets are expected to be realized.

The net adjustment to selling, general and administrative expenses for the amortization of intangible assets is as follows:

(dollars in millions)	For the Year Ended December 31, 2016
Reversal of S&D Holdings historical intangible asset amortization	$(0.1)
Amortization of acquired identifiable intangible assets	2.7

Pro forma intangible asset amortization expense adjustment	$2.6

The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each:

(U.S. dollars in millions) Intangible Assets	Estimated Fair Value	Estimated Useful Life
Customer relationships	$113.7	17 years
Non-compete agreement	3.0	3 years
Software	2.3	2 years

Total	$119.0

For purposes of determining the fair value of the identifiable intangible assets, the income approach was primarily used. Specifically, the relief from royalty method was used to value the trademarks and trade names, the multi-period excess earnings method was used to value the customer relationships, and the probability-weighted loss earnings method was used to value the non-compete agreement.

The estimated effect of amortization of the customer relationships on the operating results for the five years following the acquisition is expected to be as follows:

(dollars in millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization of identified intangibles	$4.6	$6.0	$8.1	$8.0	$8.7

(e)	Represents depreciation expense related to the fair value of acquired property, plant and equipment which are being depreciated based upon the periods over which the economic benefits of the assets are expected to be realized.

(U.S. dollars in millions)	For the Year Ended December 31, 2016
Reversal of S&D Holdings historical depreciation expense on property, plant and equipment	$(9.9)
Depreciation expense based on the fair value of property, plant and equipment	14.0

Pro forma property, plant and equipment depreciation expense adjustment	$4.1

(f)	Represents $1.1 million of compensation expense related to the issuance of 376,692 Performance-based Restricted Share Units (“RSUs”) to certain S&D employees under the Company’s Amended and Restated Equity Plan. The Performance-based RSUs vest on the last day of our 2019 fiscal year.

(g)	Represents amortization of compensation expense of $1.0 million for claw-back provisions contained in certain S&D employees employment contracts.

(h)	Represents non-recurring acquisition expenses directly attributable to the S&D Acquisition of $3.5 million.

Eden Holdings

(i)	These amounts in millions of U.S. Dollars have been converted from Euro at a conversion rate of 1.1154 for the year ended December 31, 2016, which approximates the average exchange rate over the period from January 3, 2016 through August 2, 2016.

(j)	To reverse historical interest expense of Eden Holdings and record estimated interest expense and amortization of debt financing fees associated with the 2024 Notes. The 2024 Notes total €450.0 million (U.S. $474.1 million at the exchange rate in effect on December 31, 2016). The pro forma interest expense adjustment is based on an effective interest rate for the 2024 Notes of 6.4%.

(U.S. dollars in millions)	For the Year Ended December 31, 2016
Reversal of Eden interest expense and amortization of capitalized debt financing fees	$(43.5)
Interest expense on the 2024 Notes	14.5

Pro forma interest expense adjustment	$(29.0)

(k)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments related to financing. Cott, the ultimate issuer of the 2024 Notes, utilized the proceeds from the offering of the 2024 Notes to acquire Eden Holdings. Due to Cott’s recent cumulative losses, Cott’s management determined it is more likely than not that Cott will not realize the benefit of net operating loss carryforwards and other deferred assets in the U.S. and Canada. As of December 31, 2016, Cott had recorded valuation allowances in both the U.S. and Canada. Any tax benefit resulting from the pro forma financing adjustments would increase the respective valuation allowances in the U.S. and Canada. Accordingly, no pro forma adjustment for an income tax benefit has been recorded.

(l)	Represents straight line amortization expense related to the identifiable intangible assets, except for customer relationships which is being amortized based upon the periods over which the economic benefits of the asset is expected to be realized.

The net adjustment to selling, general and administrative expenses for the amortization of intangible assets is as follows:

(U.S. dollars in millions)	For the Year Ended December 31, 2016
Reversal of Eden Holdings historical intangible asset amortization	$(8.7)
Amortization of acquired identifiable intangible assets	9.5

Pro forma intangible asset amortization expense adjustment	$0.8

The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each:

(U.S. dollars in millions) Intangible Asset	Estimated Fair Value	Estimated Useful Life
Customer relationships	$134.1	15 years
Trademarks and trade names	72.7	Indefinite
Software	6.4	3-5 years

Total	$213.2

For purposes of valuing the intangible assets, the income approach was primarily used. Specifically, the relief from royalty method was used to value the trademarks and trade names, and the multi-period excess earnings method was used to value the customer relationships.

The estimated effect of amortization of the customer relationships on the operating results for the five years following the acquisition is expected to be as follows:

(U.S. dollars in millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization of identified intangibles	$15.0	$16.3	$16.3	$15.7	$13.6

(m)	Represents depreciation expense related to the fair value of acquired property, plant and equipment which are being depreciated based upon the periods over which the economic benefits of the assets are expected to be realized.

(U.S. dollars in millions)	For the Year Ended December 31, 2016
Reversal of Eden Holdings historical depreciation expense on property, plant and equipment	$(15.5)
Depreciation expense based on the fair value of property, plant and equipment	16.9

Pro forma property, plant and equipment depreciation expense adjustment	$1.4

(n)	Represents $1.2 million of compensation expense related to the issuance of 207,359 Performance-based RSUs and 96,709 Time-based RSUs to certain Eden employees under the Amended and Restated Equity Plan. The Performance-based RSUs vest on the last day of our 2019 fiscal year. Of the 96,709 Time-based RSUs granted in connection with the Eden Acquisition, 24,808 vest ratably in three equal annual installments on the first, second and third anniversaries of the date of grant, while 71,901 vest ratably in two equal annual installments on the first and second anniversaries of the date of grant, with all such Time-based RSUs being based upon a service condition.

(o)	Represents non-recurring acquisition expenses directly attributable to the Eden Acquisition of $13.5 million.

(p)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma acquisition-related adjustments based on Eden Holdings’ blended statutory tax rate of 22.0% for the year ended December 31, 2016.

(q)	Represents the elimination of net income to non-controlling interest as both entities are now wholly-owned by Cott.

(r)	Represents pro forma basic and diluted loss per share (“EPS”). The impact of the potential dilutive instruments (i.e. stock options, Performance-based RSUs and Time-based RSUs would be antidilutive as these would decrease the loss per share. As such, the pro forma basic and diluted EPS for December 31, 2016 are therefore the same.

For the Year Ended December 31, 2016
Pro forma net loss attributable to Cott (U.S. dollars in millions)	$(78.2)
Weighted average outstanding shares - basic, in thousands)	135,835
Basic loss per share	$(0.58)
Weighted average outstanding shares - diluted, in thousands)	135,835
Diluted loss per share	$(0.58)

The weighted average outstanding shares for the fiscal year ended December 31, 2016 include the weighted average effect of approximately 15.1 million shares issued in an stock offering in June 2016, the proceeds of which were used in part to consummate the S&D Acquisition; and other issuances of 0.2 million shares issued to the officers of S&D Holdings upon consummation of their respective employment agreements. All of these shares for purposes of determining pro forma loss per share are recorded as if the shares were issued on January 3, 2016.